UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2010

First Chester County Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-12870	23-2288763
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 North High Street

West Chester, Pennsylvania 19380

(Address of principal executive offices)

(484) 881-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02               Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 18, 2010, the Board of Directors of First Chester County Corporation (the “Company”), in consultation with management and its Audit Committee, determined that the financial statements contained in the Company’s Quarterly Reports on Form 10-Q as of and for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 can no longer be relied upon.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, management identified a material weakness in internal controls related to the design and implementation of policies to promptly identify problem loans and to quantify the elements of risk in problem loans. This weakness resulted in a failure to accurately identify problem loans on a timely basis and a failure to accurately estimate the risk in the portfolio.  As a result of the weakness, the Company has determined that its allowance for loan and lease losses (“ALLL”), as reported for the quarter ended June 30, 2009, was inadequate.  While the Company believes the adjustment will be material, the exact amount cannot be accurately estimated at this time.

Additionally, the Company has determined that certain mortgage loans held-for-sale in the Company’s portfolio were excluded from the mark-to-market process, which has resulted in a material understatement of net income for the quarters ended March 31, 2009 and June 30, 2009 and an overstatement of net loss for the quarter ended September 30, 2009. While the Company believes the adjustments will be material, the exact amounts cannot be accurately estimated at this time. Further, the Company, under the supervision of its Audit Committee, is reviewing the circumstances relating to the foregoing error and the related policies and controls.

The Board of Directors, the Audit Committee and Company management have notified the Company’s independent accountant about the matters disclosed in this filing. Our independent accountants have informed us that they have not completed their review of either matter as of the date of this filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2010	FIRST CHESTER COUNTY CORPORATION

	By:	/s/ John A. Featherman, III
	Name:	John A. Featherman, III
	Title:	Chairman, President and Chief Executive Officer